Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
October 22, 2018	TRADED: Nasdaq

LANCASTER COLONY ACQUIRES BANTAM BAGELS, LLC
WESTERVILLE, Ohio, October 22 - Lancaster Colony Corporation (Nasdaq: LANC) announced today that its wholly-owned subsidiary, T. Marzetti Company, has acquired all the assets of Bantam Bagels, LLC. Bantam Bagels is a producer and marketer of frozen mini stuffed bagels and mini stuffed pancakes sold to both the retail and foodservice channels. The acquisition transaction closed on October 19, 2018. The acquisition was funded internally with cash on hand and is not significant to the financial position of Lancaster Colony Corporation. Annual net sales for Bantam Bagels are approximately $20 million and the impact of the acquisition on Lancaster Colony's earnings per share is expected to be about neutral for the current fiscal year ending June 30, 2019. In addition to the base purchase price of $34 million, which is subject to post-closing adjustments, the transaction also includes contingent consideration in the form of an additional earn-out payment that is tied to the future financial performance of the business. Other terms of the transaction are not disclosed.
Bantam Bagels, a New York City based, entrepreneur-founded company is noted for reinventing the bagel and explosively growing its distribution from one small shop in New York City’s West Village to nationwide distribution in traditional grocery, club stores, e-commerce and foodservice. Notably, in the foodservice channel, Bantam Bagels® bagel bites are available at Starbucks® cafes nationwide. While maintaining authenticity and a feeling of Saturday-morning coziness in all products they create, Bantam Bagels reinvents iconic foods, bringing innovation, portability and convenience to the breakfast sector. Built around taste and quality first, Bantam’s mini stuffed bagels, pancakes and Egg Bites add disruptive innovation to Lancaster Colony’s core portfolio of frozen bread products and provide a strong complement to the authenticity and quality of Lancaster Colony’s well-established New York BRAND Bakery® and Sister Schubert’s® brands. Husband and wife Nick and Elyse Oleksak founded Bantam Bagels in 2013 and will continue to lead the business post-closing with the same entrepreneurial drive, hustle and heart they have demonstrated since day one.

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Dave Ciesinski, Lancaster Colony’s CEO, commented “We are extremely excited to add Bantam Bagels to our specialty foods business. Bantam Bagels is a fast-emerging company that provides us with an entry into the large and growing frozen breakfast category. Their established relationship with Starbucks in the foodservice channel is another positive that positions Bantam Bagels for future expansion. We are thrilled to welcome Nick, Elyse and Bantam Bagels to our family of Lancaster Colony companies and look forward to a successful future together.”
About Lancaster Colony Corporation
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice markets.
About Bantam Bagels
Bantam Bagels is a producer and marketer of frozen mini stuffed bagels and pancakes for the retail and foodservice markets. Lincoln International served as financial advisor to Bantam Bagels for this transaction.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the ability to meet the closing conditions to the acquisition;

•	delay in closing the acquisition;

•	the ability to successfully integrate the acquisition of Bantam Bagels, LLC;

•	the potential for loss of larger programs or key customer relationships;

•	dependence on contract manufacturers, distributors and freight transporters;

•	the effect of consolidation of customers within key market channels;

•	the success and cost of new product development efforts;

•	the lack of market acceptance of new products;

•	price and product competition;

•	the reaction of customers or consumers to the effect of price increases we may implement;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

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•	maintenance of competitive position with respect to other manufacturers;

•	the extent to which future business acquisitions are completed and acceptably integrated;

•	fluctuations in the cost and availability of ingredients and packaging;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	stability of labor relations;

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	dependence on key personnel and changes in key personnel;

•	changes in our cash flow or use of cash in various business activities;

•	changes in estimates in critical accounting judgments;

•	the outcome of any litigation or arbitration; and

•
risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President and CFO, or
Dale N. Ganobsik, Vice President, Investor Relations and Treasurer
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com